Filed Pursuant to Rule 424(B)(3)
Registration Statement No. 333-110103

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED NOVEMBER 13, 2003)

PROSPECTUS

UP TO 7,264,370 SHARES OF

SPECTRUM PHARMACEUTICALS, INC.

COMMON STOCK

     This prospectus supplement relates to the sale of up to 7,264,370 shares of our common stock by the selling stockholders named in this prospectus supplement and the prospectus dated November 13, 2003. This prospectus supplement should be read in conjunction with the prospectus which is to be delivered with this prospectus supplement.

     The information appearing in the table below, as of the date hereof, supplements the information in the table appearing under the heading “Selling Stockholders” in the prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the prospectus. A selling stockholder named in the prospectus transferred to the entities listed in the table below the securities which are convertible or exercisable for the shares of our common stock listed in the table below.

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Before Offering		Number of Shares of	Following the Offering(2)
			Common Stock
Name	Number	% of Class(1)	Offered Hereby	Number	% of Class

Shipman & Goodwin LLP Profit Sharing Plan Trust fbo James T. Betts (3)	101,700	1.42%	20,000	81,700	1.14%
Trust u/a Helen M. Betts fbo James T. Betts et al. (4)	26,500	*	14,000	12,500	*

*	Represents less than 1%

(1)	For the purposes of calculating the percent of class beneficially owned by a selling stockholder, shares of common stock which may be issued to that selling stockholder within 60 days of December 5, 2003 are deemed to be outstanding.

(2)	Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under the prospectus.

(3)	James T. Betts has investment and voting power over the shares beneficially owned by Shipman & Goodwin LLP Profit Sharing Plan Trust fbo James T. Betts.

(4)	James T. Betts has investment and voting power over the shares beneficially owned by Trust u/a Helen M. Betts fbo James T. Betts et al.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 1 OF THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 11, 2003